GEMINI EXPLORATIONS, INC.
Suite 103, #240-11th Avenue SW
Calgary, AB T2R 0C3

August 4, 2009

BY EDGAR

Securities and Exchange Commission
100 F. Street, NE
Washington, D.C. 20549-7010

Attention:	Sean Donahue, Division of Corporate Finance

Dear Sirs:

Re:	Gemini Explorations, Inc. (the “Company”)
Preliminary Proxy Statement on Schedule 14A
Filed July 8, 2009
Current Report on Form 8-K
Filed June 22, 2009
File No. 0-52399

In connection with your comment letter dated July 28, 2009, Gemini Explorations, Inc. (the “Company”) acknowledges that:

1.	the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

2.	staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

3.	the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

GEMINI EXPLORATIONS, INC.

Per: /s/ Michael Hill

Michael Hill
Chief Executive Officer